Exhibit 99.1

June 6, 2018

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2018 SECOND QUARTER RESULTS

Well positioned with record Q2 revenue and backlog, however adversely impacted by near term commodity price inflation,

supply chain constraints and shortfalls in our Commercial Segment

Updated full year guidance reflects continued year over year revenue growth of 10% and Adjusted EBITDA growth of 11% at the midpoint of the range

•	Net sales of $608.9 million, representing growth of 11.7% compared to the prior year[1] quarter

•	Second quarter net income of $7.4 million, an increase of 9.2% compared to the prior year quarter

•	Second quarter Adjusted EBITDA[2] of $34.1 million, a decrease of 9.2% compared to the prior year quarter

•	Total backlog of $1,270.5 million as of April 30, 2018, an increase of 2.3% sequentially and 15.3% compared to the prior year end

•	Company revises full-year 2018 outlook; now expects net sales of $2.4 to $2.6 billion (vs. $2.3 billion in prior year), Adjusted EBITDA of $175 to $185 million (vs. $163 million in prior year), net income of $72 million to $87 million (vs. $31 million in prior year) and Adjusted net income of $94 to $105 million (vs. $76 million in prior year)

•	Ian Walsh joins REV Group as new Chief Operating Officer

•	Company repurchased 238,547 shares under the Company’s share repurchase authorization during the second quarter for total consideration of $4.8 million

Milwaukee, WI.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended April 30, 2018 (“second quarter 2018”). Consolidated net sales in the second quarter 2018 were $608.9 million, representing growth of 11.7% over the three months ended April 29, 2017 (“second quarter 2017”). The Company’s second quarter 2018 net income was $7.4 million, or $0.11 per diluted share. Adjusted net income for the second quarter 2018 was $15.6 million, or $0.24 per diluted share, a decline of 17.9% compared to $19.0 million, or $0.29 per diluted share, in the second quarter 2017. Adjusted EBITDA2 in the second quarter 2018 was $34.1 million, representing a decline of 9.2% compared to adjusted EBITDA of $37.6 million in the second quarter 2017. The Company ended the quarter with total backlog of $1,270.5 million, representing growth quarter over quarter and year over year.

“Our fiscal second quarter results were below our expectations and were impacted by a number of factors.” commented Tim Sullivan, CEO of REV Group. “In particular, cost inflation across many of the commodities and services we buy was significant in the quarter and due to the length of our backlogs we were not able to mitigate these increases. We estimate the cost inflation will have an approximate $19 million impact on our current fiscal year. Additionally, production and sales at several of our business units were adversely impacted by the availability of chassis. Finally, margins were impacted by lower-than-expected sales of certain higher-content product categories including custom fire apparatus, large commercial buses, and Class A RV’s.”

“Longer term, in response to these factors, we have taken mitigating action across our business to drive targeted margin expansion. First, we have implemented price increases and surcharges to offset material and service cost increases for all new orders. Second, we have implemented a series of significant cost and spending reduction actions including: supply chain actions, consolidations of certain facilities, and reductions in overhead headcount and spending. We estimate these actions will result in annualized savings of $20 million and they are already fully implemented as of today. Given the length of our backlogs, we estimate the impact on EBITDA of these price actions will be approximately $7 million for fiscal year 2018. Third, we have

[1]	REV Group, Inc. changed its fiscal year end from the last Saturday to the last calendar day in October of each year. In addition, starting in fiscal 2018, the Company’s fiscal quarters will end on the last day of January, April, July and October.
[2]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. Note: These figures do not include the impact of acquisitions before their acquisition dates.

continued to add talent in several key areas of our business that we believe will help accelerate our long-term growth objectives, including the recent addition of Ian Walsh as our new Chief Operating Officer.”

Mr. Sullivan concluded, “While we’ve revised our full-year outlook downward, we still expect to generate solid financial performance this year, with approximately 10% sales growth and Adjusted EBITDA growth of approximately 11% at the midpoint of our guidance range. We are foundationally supported by the continued strength in our order activity, the growth in our backlogs, and our market positions remain strong. The margin improvement initiatives we implemented during the second quarter will help us drive performance improvement in the back half of this year, and we expect to close the year with good momentum as approximately 70% of full-year Adjusted EBITDA is expected to be generated during the third and fourth quarters, consistent with our historic seasonality. Finally, we’ll continue to remain active in the M&A market and are committed to efficient and shareholder-friendly capital allocation policies. We opportunistically repurchased approximately $5 million of our shares during the second quarter, in addition to our ongoing capex investments and our regular quarterly dividend.”

REV Group Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $252.0 million for the second quarter 2018, an increase of $33.0 million, or 15.1%, from $219.0 million for the second quarter 2017. The increase in net sales of F&E was primarily driven by results from the Ferrara acquisition completed in April 2017, as well as an increase in ambulance unit volumes. Excluding the impact of net sales from Ferrara, Fire & Emergency segment net sales increased 6.0% compared to the prior year period. F&E backlog at the end of the second quarter 2018 was up 7.4% to $633.8 million compared to $590.3 million at the end of fiscal year 2017.

F&E Adjusted EBITDA3 was $21.8 million in the second quarter 2018, which represented a decline of 10.7% compared to $24.4 million in the second quarter 2017. The reduction in Adjusted EBITDA was due to lower volume of higher content fire apparatus, increased input costs and a negative sales mix shift in certain ambulance businesses. Excluding the impact of acquisitions, Fire & Emergency segment Adjusted EBITDA decreased 15.6% compared to the prior year period. Second quarter 2018 F&E Adjusted EBITDA margin was 8.6% of net sales compared to 11.1% in the second quarter 2017.

Mr. Sullivan commented, “Our leadership in these markets will foster continued growth in this business through the remainder of this year and beyond. Our backlog remains healthy, and with our strong market position we expect to continue benefitting from positive macro trends that are driving strong levels of demand. Our focus is on executing on our ramp up in production for the busiest part of our year.”

Commercial Segment

Commercial segment net sales for the second quarter 2018 were $158.0 million, which were down 1.0% compared to the prior year quarter. This decline was due primarily to a decrease in transit bus and school bus units sold compared to the prior year period, partially offset by increases in shuttle bus, sweeper and mobility van units. Commercial backlog at the end of the second quarter was $397.2 million, an increase of 8.4% compared to $366.4 million at the end of fiscal year 2017.

Commercial segment Adjusted EBITDA was $9.5 million in the second quarter 2018 compared to $14.7 million in the second quarter 2017. This decrease was due to reduced volumes of transit and school bus units sold compared to the prior year, and certain higher material and freight costs. Adjusted EBITDA margin was 6.0% of net sales in the second quarter 2018 compared to 9.2% in the second quarter 2017.

Mr. Sullivan commented, “The decline in sales and profitability experienced during the second quarter were largely the result of a timing lag between two major contracts in our transit bus business. That said, the longer term outlook of our Commercial business remains healthy with a large municipal contract starting in 2019. In addition to that base

[3]	Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.

contract, we maintain strong market share in school buses and expect to begin participating in more commercial bus activity yet this year. Our shuttle bus volumes are also increasing, and there continue to be favorable macro trends in our other specialty vehicles, particularly in mobility.”

Recreation Segment

The Recreation segment grew net sales to $198.8 million in the second quarter 2018, representing an increase of $32.5 million, or 19.5%, from the prior year quarter. Recreation segment sales growth was the result of strong performance from our recent Lance acquisition and the acquisition of Midwest in April 2017 (Class B and Towables product categories), an increase in Class C unit volume, and an increase in sales at the Company’s molded fiberglass business. Class A unit volume declined compared to the prior year period due to a reduction in the number of models produced and the timing of new model year introductions which were targeted to occur later in this fiscal year. Excluding the impact of net sales from acquired companies, Recreation segment net sales decreased 7.1% compared to the prior year period. Recreation segment backlog at the end of the second quarter 2018 was $239.5 million, which was up 65.4% from $144.8 million at the end of fiscal year 2017.

Recreation segment Adjusted EBITDA grew 74.0% in the second quarter 2018 to $12.7 million, compared to $7.3 million in the second quarter 2017. The increase in Adjusted EBITDA was primarily due to the positive impact of the Lance and Midwest acquisitions, partially offset by higher material costs. Adjusted EBITDA margin in the second quarter 2018 grew to 6.4% of net sales compared to 4.4% in the second quarter 2017. The expansion in profitability is attributable to higher unit volumes, product mix, and continued benefit from ongoing operating initiatives. Excluding the impact of acquisitions, Recreation segment Adjusted EBITDA decreased 4.0% in the second quarter 2018 compared to the prior year period, due to the reduction in the number of Class A models produced and model year introduction timing mentioned above.

Mr. Sullivan commented, “The diversification of our Recreation segment will enable us to participate in the relatively stronger areas of this market and further broaden our product portfolio and dealer value proposition. We expect the combination of strong performance from our acquisitions as well as our profitability improvement initiatives to deliver favorable financial performance in the segment during the back half of the year.”

Working Capital, Liquidity, and Capital Allocation

Net working capital4 for the Company at April 30, 2018 was $377.7 million compared to $299.7 million at the end of fiscal year 2017 and $333.2 million in the prior year quarter. The increase in working capital over the year end was primarily due to the normal seasonal patterns (working capital generally builds in the first half of the fiscal year and declines in the second half) as well as to a lesser extent the inclusion of the Lance acquisition. Cash and equivalents totaled $13.2 million at April 30, 2018. Net debt at April 30, 2018 was $356.5 million (net of deferred financing costs). As of April 30th, the Company maintained a strong liquidity position with $141.9 million available under its ABL revolving credit facility. Capital expenditures in the second quarter 2018 were $10.0 million compared to $19.1 million in the prior year quarter. During the quarter the Company repurchased a total of 238,547 shares for $4.8 million, an average repurchase price of $20.26 per share.

Fiscal 2018 Full Year Outlook

As a result of lower-than-expected second-quarter performance due to the negative factors discussed above which are impacting the Company’s margins, REV has revised its full-year outlook. The Company now expects full-year 2018 results in the following ranges:

•	Full-year 2018 revenue of $2.4 to $2.6 billion

•	Adjusted EBITDA of $175 to $185 million

•	Net Income of $72 to $87 million

•	Adjusted Net Income of $94 to $105 million

[4]	Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Quarterly Dividend

Our board of directors declared a quarterly dividend for our second quarter of fiscal 2018, payable on August 31, 2018, to holders of record on July 31, 2018, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its second quarter 2018 results and outlook on June 7th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 30 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,152	$17,838
Accounts receivable, net	251,725	243,242
Inventories, net	483,906	452,380
Other current assets	14,731	13,372

Total current assets	763,514	726,832
Property, plant and equipment, net	238,793	217,083
Goodwill	187,036	133,235
Intangibles assets, net	159,634	167,887
Other long-term assets	9,688	9,395

Total assets	$1,358,665	$1,254,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$750	$750
Accounts payable	188,090	217,267
Customer advances	112,275	95,774
Accrued warranty	22,693	26,047
Other current liabilities	49,563	70,241

Total current liabilities	373,371	410,079
Long-term debt, less current maturities	368,944	229,105
Deferred income taxes	14,878	22,527
Other long-term liabilities	20,109	20,281

Total liabilities	777,302	681,992
Commitments and contingencies
Shareholders’ equity	581,363	572,440

Total liabilities and shareholders’ equity	$1,358,665	$1,254,432

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; dollars in thousands, except shares and per share amounts)

	Three Months Ended		Six Months Ended
	April 30, 2018	April 29, 2017	April 30, 2018	April 29, 2017
Net sales	$608,934	$545,316	$1,123,790	$988,253
Cost of sales	536,068	472,471	998,370	867,888

Gross profit	72,866	72,845	125,420	120,365
Operating expenses:
Selling, general and administrative	48,704	42,604	89,737	99,102
Research and development costs	1,500	963	3,231	2,161
Restructuring	1,936	335	5,989	1,199
Amortization of intangible assets	4,331	2,695	9,070	5,309

Total operating expenses	56,471	46,597	108,027	107,771

Operating income	16,395	26,248	17,393	12,594
Interest expense, net	6,075	3,416	11,493	10,893
Loss on early extinguishment of debt	—	11,920	—	11,920

Income (loss) before provision (benefit) for income taxes	10,320	10,912	5,900	(10,219)
Provision (benefit) for income taxes	2,879	4,099	(10,963)	(3,730)

Net income (loss)	$7,441	$6,813	$16,863	$(6,489)

Income (loss) per common share:
Basic	$0.12	$0.11	$0.26	$(0.11)
Diluted	$0.11	$0.10	$0.25	$(0.11)
Dividends declared per common share	$0.05	$0.05	$0.10	$0.10
Adjusted earnings per common share:
Basic	$0.24	$0.30	$0.39	$0.43
Diluted	$0.24	$0.29	$0.38	$0.43
Weighted Average Shares Outstanding:
Basic	64,577,469	63,722,795	64,429,854	57,541,476
Diluted	66,267,594	65,501,330	66,388,767	57,541,476

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; dollars in thousands)

	Six Months Ended
	April 30, 2018	April 29, 2017
Cash flows from operating activities:
Net income (loss)	$16,863	$(6,489)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	22,118	15,274
Amortization of debt issuance costs	882	918
Amortization of Senior Note discount	—	50
Stock-based compensation expense	3,697	25,817
Deferred income taxes	(10,414)	(8,563)
Loss on early extinguishment of debt	—	11,920
Gain on disposal of property, plant and equipment	(2,045)	(352)
Changes in operating assets and liabilities, net of effects of business acquisitions:	(75,046)	(97,466)

Net cash used in operating activities	(43,945)	(58,891)
Cash flows from investing activities:
Purchase of property, plant and equipment	(23,623)	(37,165)
Purchase of rental fleet vehicles	(14,235)	(7,799)
Proceeds from sale of property, plant and equipment	5,833	1,821
Acquisition of businesses, net of cash acquired	(57,157)	(153,534)

Net cash used in investing activities	(89,182)	(196,677)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	139,625	127,749
Proceeds from Term Loan	—	75,000
Net proceeds from initial public offering	—	253,593
Payment of dividends	(6,436)	—
Payment of debt issuance costs	(411)	(6,744)
Repayment of long-term debt	—	(180,000)
Senior Note prepayment premium	—	(7,650)
Redemption of common stock options including employer payroll taxes	(1,918)	(3,251)
Payments of withholding and employer payroll taxes for vesting of restricted stock	(149)	—
Proceeds from exercise of common stock options, net of employer payroll taxes	2,564	—
Repurchase and retirement of common stock	(4,834)	—

Net cash provided by financing activities	128,441	258,697

Net (decrease) increase in cash and cash equivalents	(4,686)	3,129
Cash and cash equivalents, beginning of period	17,838	10,821

Cash and cash equivalents, end of period	$13,152	$13,950

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; dollars in thousands)

	Three Months Ended		Six Months Ended
	April 30, 2018	April 29, 2017	April 30, 2018	April 29, 2017
Net Sales:
Fire & Emergency	$252,018	$219,002	$467,269	$404,373
Commercial	157,995	159,524	290,234	289,745
Recreation	198,794	166,337	366,042	293,043
Corporate & Other	127	453	245	1,092

Total Company Net Sales	$608,934	$545,316	$1,123,790	$988,253

Adjusted EBITDA:
Fire & Emergency	$21,788	$24,399	$39,943	$41,112
Commercial	9,530	14,663	13,903	22,837
Recreation	12,735	7,292	20,826	10,065
Corporate & Other	(9,960)	(8,793)	(19,274)	(15,342)

Total Company Adjusted EBITDA	$34,093	$37,561	$55,398	$58,672

Adjusted EBITDA Margin:
Fire & Emergency	8.6%	11.1%	8.5%	10.2%
Commercial	6.0%	9.2%	4.8%	7.9%
Recreation	6.4%	4.4%	5.7%	3.4%
Total Company Adjusted EBITDA Margin	5.6%	6.9%	4.9%	5.9%

	April 30, 2018	January 31, 2018	October 31, 2017
Period-End Backlog:
Fire & Emergency	$633,814	$622,329	$590,295
Commercial	397,152	337,754	366,447
Recreation	239,523	281,813	144,847

Total Company Backlog	$1,270,489	$1,241,896	$1,101,589

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in thousands)

	Three Months Ended April 30, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$16,347	$5,756	$9,370	$(24,032)	$7,441
Depreciation & amortization	4,006	2,830	3,055	1,210	11,101
Interest expense, net	981	753	140	4,201	6,075
Provision for income taxes	2	2	—	2,875	2,879

EBITDA	21,336	9,341	12,565	(15,746)	27,496
Transaction expenses	1	—	—	514	515
Sponsor expenses	—	—	—	120	120
Restructuring costs	259	156	170	1,351	1,936
Stock-based compensation expense	—	—	—	1,947	1,947
Non-cash purchase accounting	—	33	—	—	33
Legal settlements	192	—	—	—	192
Deferred purchase price payment	—	—	—	1,854	1,854

Adjusted EBITDA	$21,788	$9,530	$12,735	$(9,960)	$34,093

	Three Months Ended April 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$19,844	$12,089	$3,904	$(29,024)	$6,813
Depreciation & amortization	2,819	1,748	2,599	687	7,853
Interest expense, net	954	491	53	1,918	3,416
Provision for income taxes	—	—	—	4,099	4,099
Loss on early extinguishment of debt	—	—	—	11,920	11,920

EBITDA	23,617	14,328	6,556	(10,400)	34,101
Transaction expenses	772	—	—	1,089	1,861
Sponsor expenses	—	—	—	207	207
Restructuring costs	—	335	—	—	335
Stock-based compensation expense	—	—	—	311	311
Non-cash purchase accounting	10	—	736	—	746

Adjusted EBITDA	$24,399	$14,663	$7,292	$(8,793)	$37,561

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in thousands)

	Six Months Ended April 30, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$27,905	$6,224	$12,220	$(29,486)	$16,863
Depreciation & amortization	8,518	5,571	5,923	2,106	22,118
Interest expense, net	2,029	1,398	259	7,807	11,493
Provision (benefit) for income taxes	1	2	—	(10,966)	(10,963)

EBITDA	38,453	13,195	18,402	(30,539)	39,511
Restructuring costs	315	156	2,424	3,094	5,989
Transaction expenses	157	—	—	1,913	2,070
Stock-based compensation expense	—	—	—	3,697	3,697
Non-cash purchase accounting expense	396	272	—	—	668
Sponsor expenses	—	—	—	315	315
Legal Settlements	622	280	—	—	902
Deferred purchase price payment	—	—	—	2,246	2,246

Adjusted EBITDA	$39,943	$13,903	$20,826	$(19,274)	$55,398

	Six Months Ended April 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$32,542	$16,652	$4,044	$(59,727)	$(6,489)
Depreciation & amortization	5,628	3,678	4,756	1,212	15,274
Interest expense, net	2,126	1,308	94	7,365	10,893
Provision (benefit) for income taxes	4	—	—	(3,734)	(3,730)
Loss on early extinguishment of debt	—	—	—	11,920	11,920
EBITDA	40,300	21,638	8,894	(42,964)	27,868
Transaction expenses	772	—	—	1,467	2,239
Sponsor expenses	—	—	—	338	338
Restructuring costs	—	1,199	—	—	1,199
Stock-based compensation expense	—	—	—	25,817	25,817
Non-cash purchase accounting	40	—	1,171	—	1,211

Adjusted EBITDA	$41,112	$22,837	$10,065	$(15,342)	$58,672

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; dollars in thousands)

	Three Months Ended		Six Months Ended
	April 30, 2018	April 29, 2017	April 30, 2018	April 29, 2017
Net income (loss)	$7,441	$6,813	$16,863	$(6,489)
Amortization of Intangible Assets	4,340	2,695	9,106	5,309
Restructuring Costs	1,936	335	5,989	1,199
Transaction Expenses	515	1,861	2,070	2,239
Stock-based Compensation Expense	1,947	311	3,697	25,817
Non-cash Purchase Accounting Expense	33	746	668	1,211
Loss on Early Extinguishment of Debt	—	11,920	—	11,920
Sponsor Expenses	120	207	315	338
Legal Settlements	192	—	902	—
Deferred Purchase Price Payment	1,854	—	2,246	—
Impact of Tax Rate Change	—	—	(10,414)	—
Income Tax Effect of Adjustments	(2,762)	(5,919)	(6,074)	(16,715)

Adjusted Net Income	$15,616	$18,969	$25,368	$24,829

REV GROUP, INC.

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(Dollars in thousands)

	Fiscal Year 2018
	Low	High
Net Income	$72,000	$87,000
Depreciation and Amortization	45,000	43,000
Interest Expense, net	23,000	21,000
Income Tax Expense	9,000	12,000

EBITDA	149,000	163,000
Restructuring Costs	7,000	6,000
Transaction Expenses	4,000	3,000
Stock-based Compensation Expense	6,000	5,000
Non-cash Purchase Accounting Expense	1,300	1,000
Legal Settlements	1,000	900
Sponsor Expenses	400	300
Deferred Purchase Price Payout	6,300	5,800

Adjusted EBITDA	$175,000	$185,000

REV GROUP, INC.

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(Dollars in thousands)

	Fiscal Year 2018
	Low	High
Net Income	$72,000	$87,000
Amortization of Intangible Assets	17,500	15,500
Restructuring Costs	7,000	6,000
Transaction Expenses	4,000	3,000
Stock-based Compensation Expense	6,000	5,000
Non-cash Purchase Accounting Expense	1,300	1,000
Legal Settlements	1,000	900
Sponsor Expenses	400	300
Deferred Purchase Price Payout	6,300	5,800
One-time Benefit of U.S. Tax Reform	(10,400)	(10,400)
Income Tax Effect of Adjustments	(11,000)	(9,000)

Adjusted Net Income	$94,100	$105,100